FIRST AMENDMENT TO
                       AGREEMENT AND PLAN OF ORGANIZATION

         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF ORGANIZATION (the "Amendment") is dated as of June 30, 1997, by and among Travel Services International, Inc., a Delaware corporation ("TSII"), 800-Ideas, Inc., a Nevada corporation (the "Company"), and Susan Parker, an individual residing in the City of San Diego, California (the "Stockholder").

         In consideration of the mutual agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement and Plan of Organization, dated as of May 9, 1997, by and among the parties hereto (the "Agreement").

                  2. Amendments Relating to Structure. The parties acknowledge that the Agreement as originally drafted contemplates a transfer of the LLC Interest on the Funding and Consummation Date. The parties hereto agree that the transaction structure described in the Agreement shall be changed in the following ways:

                           a. The LLC to be formed under the Agreement shall be formed as a wholly-owned subsidiary of TSII rather than as a wholly-owned subsidiary of the Company.

                           b. In lieu of a transfer of the LLC Interest contemplated by Section 1 of the Agreement, the asset transfer from the Company to the LLC contemplated by
                           Section 7.13 of the Agreement shall occur on the Funding and Consummation Date. All actions necessary and appropriate to be taken for such asset transfer, except for the actual delivery of transfer documents and consideration, shall be taken on the Closing Date.

                           c. To the extent necessary, the provisions of the Agreement shall be construed to be consistent with the above-described change in structure. Except as described above, the provisions of the Agreement are ratified and confirmed in all respects.

                  3. Amendment to Section 10.3. Section 10.3(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:
"(ii) TSII shall file or cause to be filed all separate Returns of, or that include, the LLC for all taxable periods ending after the Funding and Consummation Date."


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                  4.  Amendment  to Annex  III.  Annex III to the  Agreement  is
hereby deleted in its entirety and replaced with Annex III attached hereto.

                  5. Amendment to Annex V. Annex V to the Agreement is hereby deleted in its entirety and replaced with Annex V attached hereto.

                  6. Amendment to Employment Agreement. The Employment Agreement of the Stockholder, a form of which is attached as Annex VIII to the Agreement, is hereby amended as follows:

                           a. The first sentence of Paragraph 2(a) of the Employment Agreement is amended by deleting "$200,000" as the base salary and inserting "$150,000" as the base salary.

                           b. The last two sentences of Paragraph 2(a) of the Employment Agreement are hereby deleted in their entirety.

                           c. Paragraph 4(b) of the Employment Agreement is amended by adding the following at the end of the sentence: ", and in such circumstance Employee shall continue to be employed hereunder"

                           d. The first sentence in Paragraph 5 of the Employment Agreement is hereby amended by deleting "three (3)" and inserting "five (5)" as the number of years in the Term.

                  7. Amendment relating to Sprint Agreement. The Agreement is hereby amended to provide that the Sprint Agreement to which the Company is a party reflected on the Schedules to the Agreement shall be retained by the Company and shall not be assigned to the LLC. The parties agree that the services provided to the Company under the Sprint agreement, from and after the transfer of assets to the LLC contemplated by Section 7.13 of the Agreement, shall be provided to the LLC and the fees therefor to be paid by the LLC shall be at the same cost charged by Sprint to the Company.

                  8. Amendments to Schedules 5.25, 7.2 and 7.3.  Schedules 5.25,
7.2 and 7.3 of the Agreement are hereby amended by inserting the following at the end of item (1) relating to net working capital in the paragraph entitled "PERMITTED DISTRIBUTIONS": ", except that the accounts receivables listed as Excluded Assets on Schedule 7.13 shall be included in current assets for purposes of this item"

                  9. Amendment to Schedule 7.13. Schedule 7.13 of the Agreement is hereby amended to add as an Excluded Asset "accounts receivables of the Company in an amount equal to the adjusted book value of the fixed assets of the Company (which on the date hereof is approximately $240,000."

                  10. Future Payments. The parties hereby agree that Steve Parker shall not receive, directly or indirectly, any compensation, fees or other payments of any type (except for reimbursements for reasonable expenses incurred while in the employ of the Company) in cash or in kind, as an employee, consultant, independent contractor, agent, vendor or in any other capacity, from the LLC or any successor in interest of the LLC.

                  11. No Other Amendments. Except as expressly provided in this Amendment, all of the terms and conditions of the Agreement remain unchanged, and the terms and conditions of the Agreement as amended hereby remain in full force and effect.

                  12. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  13. Governing Law. This Amendment shall be construed in accordance with laws of the State of Delaware.

                  14. Captions. The headings of this Amendment are inserted for convenience only and shall not constitute a part of this Amendment or be used to construe or interpret any provision hereof.

                      [The next page is the signature page]



                                       3

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         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Agreement and Plan of Organization to be duly executed and delivered as of the day and year first above written.


                                    TRAVEL SERVICES INTERNATIONAL, INC.


                                    By: /s/ Elan J. Blutinger
                                       --------------------------------
                                       Elan J. Blutinger
                                       President


                                    800-IDEAS, INC.


                                    By: /s/ Susan Parker
                                       --------------------------------
                                       Susan Parker
                                       President


                                    STOCKHOLDER:

                                    /s/ Susan Parker
                                    ----------------------------------
                                    Susan Parker, Individually